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                                EXHIBIT 21.01

                 SUBSIDIARIES OF ALADDIN GAMING HOLDINGS, LLC


Aladdin Capital Corp., a Nevada corporation

Aladdin Gaming, LLC, a Nevada limited liability company

Aladdin Music Holdings, LLC, a Nevada limited liability company

Aladdin Music, LLC, a Nevada limited liability company